Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)
American Express Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, par value $0.20 per share	Rules 457(c) and 457(h)	2,000,000(1)	$242.755(2)	$485,510,000(2)	0.00014760	$71,661.28
Total Offering Amounts					$485,510,000.00		$71,661.28
Total Fee Offsets							N/A
Net Fee Due							$71,661.28

(1)	This Registration Statement covers common shares (“Shares”), par value $0.20 per share, of American Express Company (the “Registrant”) issuable under the American Express Retirement Savings Plan, formerly known as the American Express Incentive Savings Plan, as amended (the “Plan”) and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), together with an indeterminate number of Shares that may be necessary to adjust the number of Shares issuable pursuant to the Plan as a result of stock splits, dividends or similar adjustments of the outstanding Shares of the Registrant.
(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Shares of the Registrant as reported on the New York Stock Exchange on July 22, 2024.